UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2022
DOLLAR TREE, INC.
(Exact name of registrant as specified in its charter)

Virginia	0-25464	26-2018846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Volvo Parkway
Chesapeake,	Virginia	23320
(Address of principal executive offices)		(Zip Code)

(757) 321-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	DLTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Executive Agreements

On February 26, 2022, the Compensation Committee of the Board of Directors of Dollar Tree, Inc. (the “Company”) authorized the Company’s entry into letter agreements with each of its executive officers at the level of “Chiefs,” including named executive officers Michael Witynski, Kevin Wampler and Thomas O’Boyle, Jr., in each case amending the Executive Agreement between the Company and the applicable executive to extend the period during which the Company will provide base salary continuation and reimbursement of monthly health insurance premiums from 12 months to 24 months in the event the executive’s employment is terminated without “Cause” (as defined in the Executive Agreement) or on account of the executive’s death or disability.

Mr. Witynski executed the foregoing letter agreement on March 1, 2022. In addition, on March 1, 2022, the Company entered into an Addendum to Executive Agreement (the “Addendum”) with Mr. Witynski, which further amends his Executive Agreement with the Company to provide that (i) in the event that he is entitled to severance under the Executive Agreement, his salary continuation payments will also include an amount equal in the aggregate to two times his target annual cash bonus for the fiscal year in which his employment terminates, and (ii) for purposes of his outstanding equity awards, if his employment is terminated by the Company without “Good Cause” (as defined in the Addendum), he will be deemed to have terminated employment due to “retirement” (within the meaning of the applicable award agreements).

The form of Executive Agreement is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended November 3, 2018. Except as expressly amended by the letter agreements and the Addendum, the existing terms of the Executive Agreements between the Company and its named executive officers remain in full force and effect.

The foregoing is a summary of the material terms of the letter agreements and the Addendum. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the letter agreements and the Addendum, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Post-Retirement Benefits Agreement

On March 2, 2022, the Company entered into a Post-Retirement Benefits Agreement with Bob Sasser, effective upon his retirement as Executive Chairman of the Board of Directors of the Company, which provides that the Company will (i) pay Mr. Sasser $30,000 per year to be available to provide occasional consulting services to the Company at its request, (ii) permit Mr. Sasser and his spouse to be fully eligible to participate in the group health insurance maintained by the Company during their lifetimes, so long as Mr. Sasser and his spouse pay the full cost of such insurance coverage, and (iii) permit the use by Mr. Sasser of the Company’s corporate jet following the date of his retirement until January 28, 2023, in accordance with any applicable policies and guidelines of the Company and subject to applicable tax laws and regulations.

The foregoing is a summary of the material terms of the Post-Retirement Benefits Agreement with Mr. Sasser. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Form of letter agreement amending Executive Agreements with executive officers at the level of Chiefs
10.2	Addendum to Executive Agreement, by and between the Company and Michael Witynski, dated March 1, 2022
10.3	Post-Retirement Benefits Agreement, by and between the Company and Bob Sasser, dated March 2, 2022
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR TREE, INC.

Date: March 7, 2022	By:	/s/ Kevin S. Wampler
Kevin S. Wampler
Chief Financial Officer